Exhibit 10.2

WINDSTREAM CORPORATION

Director Compensation Program

Approved February 17, 2010

Compensation for directors who are not officers of the Corporation will consist of the following components:

1.	Initial Retainer. Each new member will receive a grant of $60,000 in restricted stock under the 2006 Equity Incentive Plan, as amended, in connection with his or her appointment or election to the Board.

2.	Annual Retainer. Each member will receive an annual cash retainer of $60,000. Commencing with 2010, the Chairman will receive a supplemental annual cash retainer of $100,000.

3.	Meeting Fees. Each member will receive a cash fee of $2,000 for each Board and Committee meeting attended, except that no meeting fee will be paid for meetings (i) of the Governance Committee or (ii) at which the Board receives periodic updates from management and no actions are taken by the Board.

4.	Committee Chair Fees. Each member who serves as Chair of a Board Committee will receive the following indicated annual cash fee:

•	Audit	-	$20,000
•	Compensation	-	$15,000
•	Governance	-	$ - 0 -

5.	Annual Restricted Stock. Each member will receive an annual grant of $80,000 in restricted stock under the 2006 Equity Incentive Plan, as amended.

All other terms and conditions of the grants of restricted stock shall be determined and approved by the Compensation Committee.

Members will receive a prorated amount of the Annual Retainer, Committee Chair Fees and Annual Restricted Stock Grant for the

portion of the first year for which they are appointed or elected to serve as a Board member or Committee Chair. For future years, directors will receive the Annual Retainer, Committee Chair Fees and Restricted Stock grants at the first regularly scheduled board meeting of the year.